Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 10, 2014, relating to the consolidated financial statements of MUFG Americas Holdings Corporation and subsidiaries, formerly named UnionBanCal Corporation, (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of MUFG Americas Holdings Corporation for the year ended December 31, 2013 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

January 28, 2015